UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	November 8, 2011

The Williams Companies, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	1-4174	73-0569878
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

One Williams Center, Tulsa, Oklahoma		74172
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	918-573-2000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In February 2011, The Williams Companies, Inc. ("Williams") announced that its board of directors ("Board") approved pursuing a plan to divide its business into two separate, publicly traded corporations. This reorganization plan called for a separation of Williams’ exploration and production business through an initial public offering ("IPO") of up to 20 percent of Williams’ wholly owned subsidiary, WPX Energy, Inc. ("WPX"), and a subsequent tax-free spin-off of Williams’ remaining interest in WPX to Williams’ shareholders. On October 18, 2011, Williams announced that its Board approved pursuing a revised reorganization plan that calls for the complete separation of WPX via a tax-free spin-off of all of Williams’ ownership in WPX to Williams’ shareholders by year-end 2011. The approval of the revised reorganization plan does not preclude Williams from pursuing the original reorganization plan, including the IPO, if market conditions become favorable. Williams retains the discretion to determine whether and when to complete these transactions.

William R. Granberry and William G. Lowrie, who are members of Williams' Board, have been identified as prospective directors of WPX prior to the spin-off described above. By letters dated November 8, 2011, Messrs. Granberry and Lowrie notified Williams of their decision to resign as directors of Williams and the committees of the Board on which they serve, effective immediately preceding the spin-off of Williams’ interest in WPX to Williams’ shareholders. Messrs. Granberry and Lowrie will continue to serve as directors of Williams until such time. Mr. Granberry currently serves on the compensation and finance committees of Williams’ Board and Mr. Lowrie is the Chairman of the audit committee and serves on the nominating and governance committee. Messrs. Granberry and Lowrie did not tender their notices of resignation due to a disagreement with Williams.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The Williams Companies, Inc.

November 10, 2011	By:	Sarah C. Miller

Name: Sarah C. Miller
Title: Assistant Corporate Secretary